Exhibit (d)(2)

STRICTLY CONFIDENTIAL

December 13, 2017

General Dynamics Corporation

Attn: Gregory S. Gallopoulos

2941 Fairview Park Drive

Falls Church, VA 22042

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction (the “Transaction”) between CSRA Inc., a Nevada corporation (together with its subsidiaries and affiliated entities, “CSRA”), and General Dynamics Corporation, a Delaware corporation (“GDC,” with each of CSRA and GDC to constitute a “Party”), each Party is prepared to make available certain information concerning the business, financial condition, operations, prospects, assets, liabilities and other confidential and proprietary information of such Party to the other Party.

As a condition to, and in consideration of, such information being furnished to the Receiving Party and its Representatives (each as defined below), the Receiving Party agrees to treat such information (whether prepared by the Disclosing Party (as defined below), its Representatives or otherwise and irrespective of the form of communication) that has been or will be furnished, or otherwise made available, to the Receiving Party by or on behalf of the Disclosing Party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement (the “Agreement”), and to take or abstain from taking certain other actions as hereinafter set forth. For purposes of this Agreement, references to “Representatives” in respect of GDC shall include only GDC’s affiliates and its and its affiliates’ respective officers, directors, partners, members, employees, agents and advisors (including, without limitation, consultants, accountants, attorneys and financial advisors (provided that, for the avoidance of doubt, the term “advisor” shall not include any potential bidding partners or equity financing sources)), and only upon prior written approval of CSRA, any potential source of debt financing. “Representatives” in respect of CSRA shall mean its officers, directors, partners, members, employees, agents and advisors (including, without limitation, consultants, accountants, attorneys and financial advisors). As used herein, the term “Disclosing Party” means the Party disclosing its Evaluation Material to the other Party and the term “Receiving Party” means the Party receiving Evaluation Material from the Disclosing Party.

1.    Evaluation Material. The term “Evaluation Material” also shall be deemed to include all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by the Receiving Party or its Representatives to the extent they use, contain, reflect or are based upon or derived from, in whole or in part, such information furnished to the Receiving Party or its Representatives pursuant hereto. No license or conveyance of any rights in respect of the Evaluation Material (including any patent, copyright, trade secret, trademark, domain name, or other intellectual property rights) is granted to the Receiving Party or implied under this Agreement. The term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement, (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement; provided that the source of such information was not known (after reasonable inquiry) by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; provided that the sources of such information was not known (after reasonable inquiry) by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information or (iv) has been or is independently developed by the Receiving Party without use or benefit of or reference to the Evaluation Material or violation of any obligation under this Agreement. As used in this Agreement, (x) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity, and (y) the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.    Use and Disclosure of Evaluation Material. (a) The Receiving Party hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the Disclosing Party solely for the purpose of evaluating, negotiating or facilitating the Transaction, (ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material in any manner whatsoever, except as may be required by law, stock exchange rules or court order subject to the provisions set forth below; provided, however, that (x) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent, and (y) the Receiving Party may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating, negotiating or facilitating the Transaction; provided such Representatives are directed to comply with the terms of this Agreement applicable to such Representatives. In any event, the Receiving Party agrees to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and the Discussion Information (as defined below) (which shall be no less stringent than measures taken with respect to the Receiving Party’s own confidential and proprietary information and in any event no less than a reasonable degree of care), (y) be responsible for any breach of this Agreement by any of its Representatives, and (z) at its sole expense, take commercially reasonable measures (including, without limitation, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material and the Discussion Information. GDC further agrees that neither it nor any of its Representatives will, without the prior written consent of CSRA, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that requires such person to provide GDC or its affiliates with financing or other potential sources of capital on an exclusive basis in connection with the Transaction involving CSRA or any of its affiliates.

(b)    In addition, each Party agrees that, except in accordance with the terms of this Agreement or as required by law, stock exchange rules or governmental entity, without the prior written consent of the other Party, it and its Representatives shall not disclose to any other person the fact that the Evaluation Material has been made available to the Receiving Party or its Representatives, that discussions or negotiations are taking place concerning the Transaction between the Parties or any of the terms, conditions or other facts with respect thereto (including the timing or status thereof) (collectively, the “Discussion Information”).

(c)    In the event that a Party or any of its Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, the Party so requested or required shall provide the other Party with prompt written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other Party, the Party so requested or required or any of its Representatives are nonetheless, upon advice of its counsel, legally compelled to disclose Evaluation Material or Discussion Information or else stand liable for contempt or suffer other censure or penalty, the Party so requested or required or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information that such counsel advises such Party is legally required to be disclosed; provided that such Party exercises (and causes its Representatives to exercise) commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and Discussion Information, including, without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and Discussion Information.

3.    Destruction of Evaluation Material and Discussion Information. If the Receiving Party decides that it does not wish to proceed with the Transaction, the Receiving Party will promptly inform the Disclosing Party of that decision. Promptly (and in any event within five (5) business days) after the earlier of (i) the Receiving Party informing the Disclosing Party that it does not wish to proceed with the Transaction or (ii) the Receiving Party receiving a request from the Disclosing Party or one of its Representatives (which may be made at any time in the Disclosing Party’s sole discretion and for any reason or for no reason), the Receiving Party will destroy or erase (including, without limitation, taking reasonable steps to expunge all such Evaluation Material and Discussion Information from any computer, word processor or other device containing such information, it being understood that information on backup servers or other archival or backup storage devices need not be destroyed) all Evaluation Material (and all copies, reproductions, summaries, analyses or extracts thereof or based thereon) furnished to it or its Representatives by or on behalf of the Disclosing Party pursuant hereto, as well as all Discussion Information, including, without limitation, any materials prepared by the Receiving Party or its Representatives to the extent containing, based upon, reflecting or derived from Evaluation Material or Discussion Information, and the Receiving Party shall deliver a certificate in writing executed by an authorized representative with knowledge of the destruction that such destruction has occurred; provided that the Receiving Party and its Representatives may retain one copy of any Evaluation Material and Discussion Information to the extent required to comply with legal or regulatory requirements or established document retention policies for use solely to demonstrate compliance with such requirements (and, to the extent such Evaluation Material or and Discussion Information is retained electronically, including on backup servers or other archival or backup storage devices, ordinary access thereto shall be limited to information technology or legal personnel in connection with their information technology or legal duties). Notwithstanding the destruction or retention of the Evaluation Material and Discussion Information, the Receiving Party and its Representatives will continue to be bound by its obligations of confidentiality, use restrictions and other obligations hereunder.

4.    Restricted Access. In the course of discussions regarding the Transaction, unless otherwise directed by CSRA or Evercore, GDC and its Representatives shall address all questions and inquires for information about CSRA and other communications with CSRA through representatives of Evercore. In the course of discussions regarding the Transaction, unless otherwise directed by GDC, CSRA and its Representatives shall address all questions and inquires for information about GDC and other communications with GDC through representatives of Stone Key Partners. GDC also agrees that until the earlier of (a) the consummation of a Transaction between the Parties or (b) twelve (12) months from the date hereof, GDC will not, without the prior written consent of CSRA, initiate or maintain contact (other than in the ordinary course of business) with any officer, director, employee, customer, supplier or client of CSRA in connection with the Transaction for the purpose of obtaining information regarding CSRA’s business, operations, prospects or finances.

5.    No Representations or Warranties; No Agreement. Except as otherwise set forth in this Section 5, the Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that, except as contemplated herein, neither the Disclosing Party nor any of its Representatives shall have any obligation or liability to the Receiving Party or to any of its Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Evaluation Material. The Receiving Party agrees that only those representations or warranties which are made in a final definitive agreement regarding a Transaction (a “Definitive Transaction Agreement”), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will be relied on by the Receiving Party and have any legal effect. The Receiving Party and its Representatives agree not to make any claims whatsoever against the Disclosing Party or any of its Representatives with respect to or arising out of: (i) a Transaction, as a result of this Agreement or any other written or oral expression with respect to a Transaction; (ii) the participation of the Receiving Party and its Representatives in evaluating, facilitating or negotiating a Transaction; (iii) the review or use of any Evaluation Material or any errors therein or omissions therefrom; or (iv) any action taken or any inaction occurring in reliance on the Evaluation Material, in each case except and solely to the extent as may be included in any Definitive Transaction Agreement. Each Party agrees that unless and until a Definitive Transaction Agreement between the Parties has been executed and delivered, neither Party nor any of their respective Representatives will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein. Each Party further acknowledges and agrees that until and unless a Definitive Transaction Agreement is entered into between the Parties, each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to the Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time, in each case without liability therefor. GDC further understands that CSRA and its Representatives shall be free to conduct any process for any transaction involving CSRA, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to GDC or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to GDC or any other person.

6.    No Waiver of Privilege. To the extent the Evaluation Material includes materials subject to work product, attorney-client or similar privilege, neither CSRA nor GDC is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material to the Receiving Party or any of its Representatives.

7.    No Solicitation. In consideration of and as a condition to the Evaluation Material being furnished under this Agreement, none of GDC or any of GDC’s affiliates who have had access to the Evaluation Material of CSRA shall, for a period of twelve (12) months from the date hereof, directly or indirectly, solicit, offer to employ or employ (including as an independent contractor) (a) any employee of CSRA at the level of Vice President or above or (b) any other employee of CSRA with whom GDC or any such affiliate first had contact in connection with the Transaction, in each case without obtaining the prior written consent of CSRA; provided that nothing herein shall restrict GDC or any such affiliate from (i) making any general solicitation for employment by use of advertisements in the media or otherwise (including through the use of professional search firms) that is not specifically directed at employees of CSRA and (ii) hiring any such employee (x) who responds to any such general solicitation, (y) who first contacts GDC or any such affiliate regarding employment without any solicitation in violation of this Section 7, or (z) whose employment has been terminated by CSRA for at least six (6) months prior to the commencement of employment discussions with such person.

8.    Standstill. In consideration of and as a condition to the Evaluation Material being furnished under this Agreement, GDC hereby agrees that, without the prior written consent or request of the board of directors of CSRA, for a period of twelve (12) months from the date hereof, neither it nor any of its direct or indirect subsidiaries (collectively, the “GD Companies”), acting alone or as part of a group, will directly or indirectly: (i) acquire or offer or agree to acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell) by purchase, sale or otherwise, any Voting Securities (as defined below), or any significant portion of the assets, properties or indebtedness of CSRA; (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any Voting Securities; (iii) make any statement or proposal to the board of directors of CSRA, the Representatives of CSRA or any of the stockholders of CSRA with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving any Voting Securities or any significant portion of the assets, properties or indebtedness of CSRA or, except as required by law, make any public announcement with respect to any Transaction (provided that in the event any GD Company is required by law to make any such public announcement, GDC shall provide CSRA with two (2) days prior notice of any such public announcement and consult with CSRA on the applicability of any such legal requirement); (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of CSRA; (vi) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) demand a copy of CSRA’s record of security holders, stock ledger list or any other books or records of CSRA (other than a request for the books and records of CSRA in connection with ordinary course diligence in connection with the Transaction), (viii) advise or direct or seek to assist or encourage, directly or indirectly, any other person in connection with any of the foregoing; (ix) take any action with the intent of requiring CSRA to make a public announcement regarding the possibility of any of the events described in this Section 8; (x) contest the validity of the provisions of this Section 8 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 8; or (xi) request CSRA, directly or indirectly, to amend or waive any provision of this Section 8. Notwithstanding the foregoing provisions of this Section 8, nothing in this Section 8 shall restrict any GDC Company or any of its Representatives from making, publicly or privately, any proposal regarding a possible transaction with CSRA to directly or indirectly acquire all or a controlling portion of the Voting Securities or all or substantially all of the assets of CSRA, but only if either (a) CSRA or any of its Representatives has invited it in writing to make such proposal or (b) CSRA enters into a definitive agreement with respect to a transaction with a person or “group” of persons (excluding affiliates of CSRA) involving the direct or indirect acquisition by such person or group of all or a controlling portion of the Voting Securities or all or substantially all of the assets of CSRA (whether by merger, consolidation, business combination, tender or exchange offer or otherwise). “Voting Securities” shall mean at any time shares of any class of capital stock of CSRA that are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities that at such time are convertible or exchangeable into or exercisable for shares of such capital stock shall be deemed to have been so converted, exchanged or exercised.

Nothing in Section 8 shall restrict: (a) any pension or employee benefit plan (the “Pension Plans”) related to any of the GD Companies from acquiring, or offering or proposing to acquire, up to l percent of the Voting Securities (collectively, the “Permitted Pension Plan Activities”); provided, however, that (i) any such Permitted Pension Plan Activities shall be for investment purposes only and done in the ordinary course of business of the Pension Plans and (ii) the Pension Plans (A) have not been furnished or provided access to Evaluation Material or Discussion Information and (B) are not acting, directly or indirectly, at the direction of the GD Companies or any of the GD Companies’ Representatives who have been furnished or provided access to Evaluation Material or Discussion Information; (b) the ability of any GD Company, either directly or through Representatives, to make any confidential non-public proposal with respect to a Transaction to CSRA’s board of directors through Evercore (or any other person as CSRA’s board of directors may designate), but only so long as such proposal will not require public disclosure by CSRA or any GD Company; or (c) any GD Company from purchasing goods or services of CSRA or any of its affiliates or submitting proposals for the sale of goods or services of CSRA or any of its affiliates or otherwise entering or seeking to enter into commercial relationships with CSRA or any of its affiliates or enforcing or seeking to enforce any rights relating thereto.

9.    Material Non-Public Information. The Receiving Party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon providing any Evaluation Material to such Representatives, will be advised by the Receiving Party) that Evaluation Material being furnished to it may contain material non-public information regarding the Disclosing Party and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of a company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. Nothing herein shall constitute an admission by either Party that any Evaluation Material or other such information in fact contains material non-public information concerning a Party.

10.    Remedies. It is further understood and agreed that any breach of this Agreement by a Party or any of its Representatives may result in irreparable harm to the other Party, that money damages may not be a sufficient remedy for any such breach of this Agreement and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach and that neither the breaching Party nor its Representatives shall take the position that equitable relief is unavailable. Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each Party further agrees to waive, and to use commercially reasonable efforts to cause its applicable Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Agreement but shall be in addition to all other remedies available at law or equity. In the event of a breach of any obligations under this Agreement by a Party or its Representatives, such Party shall, immediately following the discovery of such breach, give notice to the other Party of the nature of such breach and, upon consultation with such other Party, take commercially reasonable steps to limit the extent of such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives have breached this Agreement, then the breaching Party shall be liable and pay to the non-breaching Party the reasonable legal fees incurred by the non-breaching Party in connection with such litigation, including any appeal therefrom.

11.    Governing Law: Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. Each Party consents to the service of process in any such suit in any manner permitted by applicable law. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12.    Authority to Enter into Agreement. Each Party hereby represents and warrants to the other Party that this Agreement has been duly authorized, executed and delivered by one of its officers and is enforceable in accordance with its terms against such Party.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof.

14.    Assignment. This Agreement shall not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

15.    No Modification. No provision of this Agreement can be waived, modified or amended without the prior written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. It is understood and agreed that no failure or delay by a Party in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.    Counterparts. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.

17.    Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

18.    Data Site Provision. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which the Receiving Party or its Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the Receiving Party’s confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be amended except by an agreement executed by the Parties in writing.

19.    Term. This Agreement shall expire two years from the date first written above.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between the Parties.

<SIGNATURE PAGE FOLLOWS>

Very truly yours,

CSRA INC.

By:	/s/ Adam Sheipe
Name:	Adam Sheipe
Title:	Vice President

Accepted and agreed as of

the date first written above:

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Name:	Gregory S. Gallopoulos
Title:	Senior Vice President, General Counsel & Secretary

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